UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 11, 2010

DARLING INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS 75038
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:	(972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 11, 2010, the compensation committee (the “Compensation Committee”) of the board of directors of Darling International Inc., a Delaware corporation (the “Company”), approved a 2010 Special Incentive Program (the “2010 Special Incentive Program”) for certain key employees of the Company pursuant to the Company’s 2004 Omnibus Incentive Plan, conditioned upon the closing (the “Closing”) of the merger (the “Merger”) of DG Acquisition Corp., a Kentucky corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Griffin Industries, Inc., a Kentucky corporation (“Griffin”), with Griffin surviving as a wholly-owned subsidiary of the Company. The Merger is governed by that certain Agreement and Plan of Merger, dated as of November 9, 2010, by and among the Company, Merger Sub, Griffin and Robert A. Griffin, as the Shareholders’ Representative.

Cash Payment

Under the 2010 Special Incentive Program, certain key employees of the Company who have been materially instrumental in successfully completing the Merger will be eligible to receive a cash payment no later than March 15 of the calendar year immediately following the calendar year in which the Merger occurred. Executive management of the Company will recommend individual cash payments and the Compensation Committee will review and approve such cash payments. The aggregate of all such cash payments will not exceed $500,000. An employee will not be entitled to receive a cash payment if such employee’s employment with the Company has terminated, voluntarily or involuntarily, prior to the determination that the conditions to receive such payment have been fulfilled.

Restricted Stock Award

Under the 2010 Special Incentive Program, certain key employees (the “Participating Employees”) will be eligible to receive a restricted stock award (the “Restricted Stock Award”) upon the successful completion of the Merger and subject to certain other conditions. The Restricted Stock Award is comprised of three possible grants.

Grant One. If the Merger is completed by December 31, 2010, each Participating Employee will be eligible to receive shares of restricted stock, (i) one third of which will vest on the closing date of the Merger (the “Closing Date”), (ii) one third of which will vest on the first anniversary of the Closing Date and (iii) one third of which will vest on the second anniversary of the Closing Date.

Grant Two. If the price of the Company’s common stock on the last day of the 13th full consecutive month following the Closing or, if such date is not a business day, the next succeeding business day (the “True-Up Date”) is equal to or greater than $10.00 per share, each Participating Employee will be eligible to receive shares of restricted stock, (i) one third of which will vest on the True-Up Date, (ii) one third of which will vest on the first anniversary of the True-Up Date and (iii) one third of which will vest on the second anniversary of the True-Up Date.

Grant Three. Grant three (“Grant Three”) is comprised of the following three components: (i) if, on second anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of the Company’s common stock is $12.50 or higher, each Participating Employee will be eligible to receive one third of the total number of shares of restricted stock that such Participating Employee is eligible to receive under Grant Three (such total number of shares, the “Possible Grant”), (ii) if, on the third anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of the Company’s common stock is at least $12.50 per share and the percentage increase of the Company’s common stock over $12.50 per share exceeds the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding one year period, each Participating Employee will be eligible to receive one third of the Possible Grant and (iii) if, on the fourth anniversary of the Closing Date or, if such date is not a business day, the next succeeding business day, the price of the Company’s common stock is at least $12.50 per share and the percentage increase of the Company’s common stock over $12.50 per share exceeds the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding two year period, each Participating Employee will be eligible to receive one third of the Possible Grant. If any of the performance goals set forth above are not met at the specified measurement date, the applicable portion of the Possible Grant will be forfeited in its entirety.

A Participating Employee will not be entitled to receive any grant under the Restricted Stock Award if such Participating Employee’s employment with the Company has terminated, voluntarily or involuntarily, prior to the determination that the conditions to receive the Restricted Stock Award have been fulfilled.

The summary of the 2010 Special Incentive Program in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the 2010 Special Incentive Program attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	2010 Special Incentive Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: November 17, 2010	By:	/s/ John F. Sterling
		Name:	John F. Sterling
		Title:	Executive Vice President and General Counsel

EXHIBIT LIST

10.1	2010 Special Incentive Program.